Registration No. 33-84894
                                                     Rule 424(b)(3)


           SUPPLEMENT TO PROSPECTUS SUPPLEMENT DATED APRIL 30, 1996

                    MLCC MORTGAGE INVESTORS, INC., Seller
           ML Revolving Home Equity Loan Asset Backed Certificates,
                     Series 1996-1, Investor Certificates

                       MERRILL LYNCH CREDIT CORPORATION
                                   Servicer


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     On May 2, 1996, the ML Revolving Home Equity Loan Trust 1996-1 (the
"Trust") issued the ML Revolving Home Equity Loan Asset Backed Certificates, Series 1996-1 (the "Certificates") in an original aggregate principal amount of approximately $284,711,000. Each Certificate represented an undivided interest in the Trust created pursuant to a Pooling and Servicing Agreement dated as of April 1, 1996 by and among MLCC Mortgage Investors, Inc., as seller, Merrill Lynch Credit Corporation, as servicer, and Bankers Trust Company of California, N.A., as trustee. This Supplement to the above-referenced Prospectus Supplement (the "Prospectus Supplement") supplements and updates certain of the information set forth in the Prospectus Supplement. Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus Supplement.

     The first two tables set forth after the first paragraph under the heading "MLCC and its Equity Access Program--Delinquency and Loan Loss Experience" on page S-32 of the Prospectus Supplement are hereby updated, in their entirety, as follows:

                     MORTGAGE LOAN DELINQUENCY EXPERIENCE
                            (DOLLARS IN THOUSANDS)

                                                        As of December 31,
                         ---------------------------------------------------------------------------
                               1991         1992        1993        1994        1995         1996
                            ---------     -------      -------    --------      -----      -------
Number of Revolving Credit
  Line Loans Serviced . .   15,913       15,084      13,839      15,598      25,056        28,368
Aggregate Loan Balance of
  Revolving Credit Line
  Loans Serviced  . . . .  $1,073,492   $1,062,930  $1,037,427  $1,079,693  $1,293,483    $1,353,800
Loan Balance of Revolving
  Credit Line Loans 2 Mos.
  Delinquent  . . . . . .  $   2,250    $    3,717  $    5,161  $    5,358  $    8,447    $    8,292
Loan Balance of Revolving
  Credit line Loans 3 Mos.
  or more Delinquent  . .  $   22,361   $   18,751  $   17,508  $   22,989  $   33,763    $   39,508
Total of 2 Months or more
  Delinquent as a Percentage
  of Aggregate Loan Balance
  of Revolving Credit Line
  Loans Serviced  . . . .     2.29%        2.11%       2.19%       2.63%       3.26%         3.53%


                        MORTGAGE LOAN LOSS EXPERIENCE
                            (DOLLARS IN THOUSANDS)

                                                        As of December 31,
                               --------------------------------------------------------------------
                                 1991        1992        1993        1994        1995         1996
                               --------   ---------    -------     -------     -------        -----
As of end of Period:
  Number of Revolving Credit
  Line Loans Serviced . . .   15,913      15,084      13,839      15,598      25,056       28,368
Aggregate Loan Balance of
  Revolving Credit Line
  Loans Serviced  . . . . .   $1,073,492  $1,062,930  $1,037,427  $1,079,693  $1,293,483   $1,353,800
For the Period:
  Gross Charge Offs
  Dollars . . . . . . . .     $     936   $    1,447  $    3,153   $   1,118  $    3,700   $    1,860
    Percentage(1) . . . .      0.09%       0.14%       0.30%       0.10%       0.29%        0.14%


__________________________
(1) As a percentage of aggregate balance of revolving credit line loans serviced.

     Additionally, the information contained in the table entitled "Trust Balances" under the heading "The Mortgage Loan Pool--The Mortgage Loans" on page S-26 of the Prospectus Supplement is hereby updated to indicate, as of December 31, 1996, the Loan Balances of the Mortgage Loans:

           TRUST BALANCES OF MORTGAGE LOANS AS OF DECEMBER 31, 1996

                                                                                       % of Mortgage
                                         Number of               Trust                    Loans by
       Range of Trust Balances         Mortgage Loans           Balance                Trust Balance
       -----------------------         --------------          ---------               --------------
$                  0 . . . . . . .            1,351                 --                       0.00%
$0.01--$4,999.99  . . . . . . . .               398          $    680,104.46                 0.22
$5,000.00--9,999.99 .  . . . . . .              382             2,993,122.61                 0.95
$10,000.00--$14,999.99 . . . . . .              540             6,735,368.08                 2.14
$15,000.00--$19,999.99 . . . . . .              567            10,006,365.02                 3.18
$20,000.00--$24,999.99  . . . . . .             504            11,333,126.16                 3.60
$25,000.00--$29,999.99 . . . . . .              404            11,079,527.11                 3.52
$30,000.00--$34,999.99 .. . . . . .             333            10,775,542.64                 3.42
$35,000.00--$39,999.99  . . . . . .             302            11,291,619.74                 3.59
$40,000.00--$44,999.99  . . . . . .             227             9,628,527.05                 3.06
$45,000.00--$49,999.99 .. . . . . .             221            10,543,473.77                 3.35
$50,000.00--$54,999.99 .. . . . . .             152             7,891,743.12                 2.51
$55,000.00--$59,999.99  . . . . . .             125             7,177,471.28                 2.28
$60,000.00--$64,999.99. . . . . . .             127             7,888,130.64                 2.51
$65,000.00--$69,999.99  . . . . . .             131             8,830,292.87                 2.80
$70,000.00--$74,999.99 .. . . . . .             100             7,244,721.91                 2.30
$75,000.00--$99,999.99. . . . . . .             361            31,750,277.29                10.08
$100,000.00--$149,999.99  . . . . .             330            39,777,677.00                12.59
$150,000.00--$199,999.99  . . . . .             136            23,597,302.60                 7.49
$200,000.00--$249,999.99. . . . . .              87            19,253,819.56                 6.11
$250,000.00--$299,999.99. . . . . .              40            11,031,007.79                 3.50
$300,000.00--$349,999.99. . . . . .              28             8,994,710.57                 2.86
$350,000.00--$399,999.99. . . . . .              17             6,350,360.94                 2.02
$400,000.00--$449,999.99. . . . . .              10             4,285,323.88                 1.36
$450,000.00--$499,999.99  . . . . .              10             4,805,660.84                 1.53
$500,000.00--$549,999.99  . . . . .               8             4,203,804.39                 1.34
$550,000.00--$599,999.99. . . . . .               6             3,513,130.95                 1.12
$600,000.00--$649,999.99. . . . . .               4             2,489,388.38                 0.79
$650,000.00--$699,999.99  . . . . .               3             2,077,923.32                 0.66
$700,000.00--$749,999.99. . . . . .               6             4,309,408.35                 1.37
$750,000.00--$799,999.99. . . . . .               4             3,107,105.69                 0.99
$800,000.00--$899,999.99. . . . . .               3             2,608,345.16                 0.83
$900,000.00--$999,999.99  . . . . .               4             3,862,827.95                 1.23
$1,000,000.00--$1,099,999.99. . . .               2             2,016,872.69                 0.64
$1,100,000.00--$1,199,999.99. . . .               1             1,150,000.00                 0.37
$1,200,000.00--$1,299,999.99. . . .               1             1,230,000.00                 0.39
$1,400,000.00--$1,499,999.99. . . .               1             1,498,477.27                 0.48
$1,700,000.00--$1,799,999.99. . . .               1             1,799,604.67                 0.57
$2,000,000.00--$2,099,999.99. . . .               1             2,000,000.00                 0.64
$2,200,000.00--$2,299,999.99. . . .               1             2,250,000.00                 0.71
$2,800,000.00--$2,899,999.99. . . .               1             2,821,633.64                 0.90
                                             -------        ----------------               -------
     TOTALS . . . . . . . . . . . .           6,930          $314,883,799.39               100.00%
                                             =======        ================               =======

                            ____________________

                The date of this Supplement is March 31, 1997.